As filed with the Securities and Exchange Commission on August 14, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CADIZ INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0313235
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

550 S. Hope Street, Suite 2850
Los Angeles, California 90071
(Address of principal executive offices)

Inducement Equity Award
(Full title of the plans)

Susan P. Kennedy
Chief Executive Officer
Cadiz Inc.
550 S. Hope Street, Suite 2850
Los Angeles, California 90071
(Name and address of agent for service)

(213) 271-1600
(Telephone number, including area code, of agent for service)

Copies to:
Kevin Friedmann, Esq.

Norton Rose Fulbright US LLP

1045 W. Fulton Market, Suite 1200

Chicago, IL 60607

(312) 964-7763

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Cadiz Inc., a Delaware corporation (the “Registrant”), for the purpose of registering 1,600,000 shares of common stock, $0.01 par value per share (the “Common Stock”), that are issuable to one employee pursuant to one-time inducement equity awards of 800,000 restricted stock units and 800,000 performance stock units granted to the employee to induce the employee to accept employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “2026 Inducement Award”). The 2026 Inducement Award was approved by the Registrant’s board of directors and the compensation committee of the Registrant’s board of directors without stockholder approval in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The 2026 Inducement Award was granted outside of the Registrant’s existing equity incentive plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to the participant in the plan covered by this this Registration Statement, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement as of their respective dates:

(1)	annual report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 31, 2026;

(2)	quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2026, filed on May 14, 2026, and for the fiscal quarter ended June 30, 2026, filed on August 13, 2026;

(3)	definitive proxy statement on Form 14A for the annual meeting of shareholders on June 18, 2026, filed on April 30, 2026;

(4)	current reports on Form 8-K filed on July 28, 2026, July 27, 2026, July 15, 2026, June 23, 2026, and February 4, 2026; and

(5)	the description of the Registrant’s common stock as set forth in its registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by the description of its common stock as set forth in Exhibit 4.4 to the annual report on Form 10-K for the year ended December 31, 2023, filed on March 28, 2024.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. In no event, however, will any of the information, including exhibits, which the Registrant discloses under Items 2.02 and 7.01 of any Current Report on Form 8-K that has been or may be, from time to time, furnished to the SEC, be incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the Registrant’s Board to indemnify any person against expenses, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party because such person serves or served as a director, officer, employee or agent of the Registrant or of another entity. The language of Section 145 is sufficiently broad to permit indemnification in some situations for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant’s Bylaws provide for mandatory indemnification of its directors and officers, and those serving at its request as directors, officers, employees, or agents of other entities, to the maximum extent permitted by law. The Bylaws provide that this indemnification shall be a contract right between each of these persons and the Registrant.

The Registrant’s Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 of the Delaware General Corporation Law; or

(4)	for any transaction from which the director derived an improper personal benefit.

The Registrant’s Certificate of Incorporation provides that if the Delaware General Corporation Law is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the law as amended. The Registrant has also purchased a liability insurance policy which insures its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed or incorporated by reference as part of this Registration Statement:

4.1	Specimen form of stock certificate (previously filed as an exhibit to Registrant’s quarterly report on Form 10-Q for the quarterly period ended September 30, 1998 filed on November 13, 1998 and incorporated herein by reference)

4.2	Cadiz Inc. Certificate of Incorporation, as amended (previously filed as an exhibit to Registrant’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2026 filed on August 13, 2026 and incorporated herein by reference)

4.3	Cadiz Inc. Bylaws, as amended (previously filed as an exhibit to Registrant’s annual report on Form 10-K for the year ended December 31, 2024 filed on March 28, 2025 and incorporated herein by reference)

5.1*	Opinion of Norton Rose Fulbright US LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Norton Rose Fulbright US LLP (included in the opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

a)	The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 14, 2026.

CADIZ INC.

By:	/s/ Susan P. Kennedy
Susan P. Kennedy
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Susan P. Kennedy and Stanley Speer, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on August 14, 2026.

SIGNATURE	TITLE

/s/ Susan P. Kennedy	Chair and Chief Executive Officer
Susan P. Kennedy	(Principal Executive Officer)

/s/ Stanley Speer	Chief Financial Officer
Stanley Speer	(Principal Financial and Accounting Officer)

/s/ Stephen E. Courter	Director
Stephen E. Courter

/s/ Maria Dreyfus	Director
Maria Dreyfus

/s/ Maria Echaveste	Director
Maria Echaveste

/s/ Winston H. Hickox	Director
Winston H. Hickox

/s/ Barbara Lloyd	Director
Barbara Lloyd

/s/ Kenneth T. Lombard	Director
Kenneth T. Lombard

/s/ Richard Polanco	Director
Richard Polanco

/s/ Dave O’Hara	Director
Dave O’Hara

II-4